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                                                                    Exhibit 3.1


                             CERTIFICATE OF INCORPORATION

                                          of

                            B COMPANIES ACQUISITION CORP.



         1. NAME. The name of the corporation is B COMPANIES ACQUISITION CORP. (the "Corporation").

         2. REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         3. CORPORATE PURPOSES. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4. AUTHORIZED CAPITAL. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the "Stock").

         The powers, preferences and rights and the qualifications, limitations and restrictions of the Stock are as set forth below:

         (a) DIVIDENDS. When, as and if dividends are declared on the Stock, whether payable in cash, in property or in securities of the Corporation, the holders of shares of the Stock shall be entitled to share equally, share for share, in such dividends.

         (b) VOTING RIGHTS. Except as otherwise provided by law and this Certificate of Incorporation, the holders of shares of the Stock shall be entitled to one vote per share on all matters to be voted on by the Stockholders of the Corporation.

         (c) No holder of the Stock shall, except as provided herein, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part
























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of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

         5. MANAGEMENT OF BUSINESS. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         5.1 BY-LAWS. The original By-Laws of the Corporation shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         5.2 NUMBER AND ELECTION OF DIRECTORS. The number of directors from time to time shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. The election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         6. INDEMNIFICATION BY THE CORPORATION; LIABILITY OF DIRECTORS. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the full extent permitted by
Section 145 of the Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.



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         7.  INCORPORATOR.  The name and mailing address of the sole incorporator is as follows:

              Name                    Mailing Address
              ----                    ---------------

         Susan D. Chow            Dechert Price & Rhoads
                                  477 Madison Avenue
                                  New York, New York  10022


         The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 13th day of November, 1996.


                                      /s/ Susan D. Chow
                                  ------------------------------
                                          Susan D. Chow




                                          3





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                             CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF INCORPORATION OF
                            B COMPANIES ACQUISITION CORP.



         Pursuant to Section 242 of the General Corporation Law of the State of
Delaware:

         B COMPANIES ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That, by means of certificates of consent of the sole director and sole stockholder of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable; and that the resolution setting forth said proposed amendments is as follows:

              RESOLVED, that the Certificate of Incorporation of the Corporation be amended by: (1) deleting the terms "B COMPANIES ACQUISITION CORP." where they appear in the heading of the Certificate of Incorporation of the Corporation and adding in lieu thereof the terms "B&G FOODS, INC."; and (2) deleting Article 1 of the Certificate of Incorporation of the Corporation and adding in lieu thereof the following new Article 1:

                   1. NAME.  The name of the corporation is B&G
              FOODS, INC. (the "Corporation").

         SECOND: That said amendments were authorized by the sole stockholder of the Corporation, by means of a certificate of consent of said stockholder.




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         THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its officers thereto duly authorized this ____ day of June, 1997.


                                  By:
                                       /s/ Stephen C. Sherrill
                                      ------------------------------
                                           Stephen C. Sherrill
                                           President


ATTEST:


/s/ Robert Cantwell
-----------------------------
    Robert Cantwell
    Assistant Secretary












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